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                                                                      EXHIBIT 11
                               KOPIN CORPORATION

                  STATEMENT RE COMPUTATION OF PER SHARE LOSS

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
                                                         1996             1995              1994
                                                         ----             ----              ----
Net loss                                             $(21,596,364)     $(8,990,999)      $(6,694,257)
Calculation of shares outstanding:
  Weighted average common shares outstanding
    used in calculating net loss per share in
    accordance with generally accepted accounting
    principles                                         10,921,138        9,461,897         9,267,315
Adjustments to reflect requirements of the SEC:
  Effect of SAB 83                                              -                -                 -
  Effect of assumed conversion of convertible
    preferred shares from date of issuance                      -                -                 -
  Adjusted shares outstanding                          10,921,138        9,461,897         9,267,315
Net loss per share                                         $(1.98)           $(.95)            $(.72)
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